Exhibit 5.1

SEVENTH AMENDMENT

This Seventh Amendment, effective as of the date set forth above the signatures of the parties below ("SEVENTH AMENDMENT EFFECTIVE DATE), amends the Patent License Agreement effective October 24, 1997 ("PATENT LICENSE AGREEMENT') between the Massachusetts Institute of Technology ("M.l.T."), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Cheung Laboratories, Inc.

WHEREAS, in 1997 Cheung Laboratories, Inc. was renamed Celsion Corporation and in 2000 was reincorporated as a Delaware corporation (LICENSEE), having its principal office at 10220-L Old Columbia Road, Columbia, MD 2146-2364;

WHEREAS, in 2006, Celsion Corporation transferred the APA technology to a wholly owned subsidiary named Celsion Canada, having a principal place of business at 8320 Guilford Rd, Suite A, Columbia, MD 2146 USA;

WHEREAS, in 2008 Celsion Canada merged into a public listed company in Canada and renamed Medifocus, Inc. ("LICENSEE"), presently having its manufacturing and R&D office at the principal office at 10240 Old Columbia Road, Suite A, Columbia, MD, 21046 USA;

WHEREAS the AGREEMENT was previously amended July 15, 2013;

WHEREAS, LICENSEE and M.l.T. wish to modify the provisions of the PATENT LICENSE AGREEMENT in consideration for M.l.T. waiving multiple annual maintenance fees in this and previous Amendments;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree to modify the PATENT LICENSE AGREEMENT as follows:

1.

The Maintenance Fee due M.l.T. by COMPANY for FY 2014, all future Maintenance Fees described in the current Agreement, and interest due on past Maintenance Fees, are hereby waived.

2.

The definition of LICENSED PRODUCT in Section 1.11 shall be deleted and replaced by:

1.11

"LICENSED PRODUCT" shall mean LICENSEE's hypertbermia machine or part thereof, and accessories, including, but not limited to disposable accessories such as temperature probes and needles, which:

(a) is covered in whole or in part by an issued claim or a pending claim contained in the PATENT RIGHTS in the country in which any such LICENSED PRODUCT or part thereof is made, used or sold, irrespective of whether or not said claim has expired or been abandoned; or

(b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold, irrespective of whether or not said claim has expired or been abandoned; or

(c) is covered in whole or in part by the COPYRIGHT.

3.

Section 1.21 shall be added as follows:

l.21 "DISCOVERED PRODUCT" shall mean any product that, in whole or in part, is discovered, identified, selected or determined to have utility in whole or in part by the use of LICENSED PRODUCTS and/or LICENSED PROCESSES, including without limitation the use of the LICENSEE's hyperthermia machine or part thereof, and accessories, including, but not limited to disposable accessories such as temperature probes and needles which would have been a LICENSED PRODUCT while under a valid claim of the PATENT RIGHTS.

4.

Section 3.9 shall be added as follows:

3.9

LICENSEE shall seek FDA approval to enter at least one phase Ill clinical trial of a LICENSED PRODUCT for early stage breast cancer treatment prior to the earlier of June 25, 2018 or the termination or expiration of this Agreement.

5.

Section 4 shall be deleted in its entirety and replaced by:

4. MILESTONE PAYMENTS

4.1

Milestone Payments.

(i)

COMPANY shall pay to M.1.T. the amount set forth below upon achievement by COMPANY or any of its AFFILIATES of certain milestone events as set forth below:

1.

If LICENSEE does not apply for or does not receive FDA approval to enter at least one phase Ill clinical trials of a LICENSED PRODUCT or DISCOVERED PRODUCT prior to the termination or expiration of this Agreement, then LICENSEE shall pay to

M.l.T. a sum of ten thousand dollars ($10,000) within 30 days of termination or expiration of this Agreement;

2.

IfLICENSEE receives FDA approval for sale of at least one LICENSED PRODUCT or DISCOVERED PRODUCT, then LICENSEE shall pay to M.1.T. a one-time sum of one hundred thousand dollars ($100,000) within 60 days of the first instance of said approval irrespective of whether this Agreement has expired or been terminated. For the avoidance of doubt, this milestone payment SHALL NOT BE considered a royalty payment.

The obligation to pay these milestone payments under this section 4 shall survive termination or expiration of this agreement as specified in Section 13.S.

(ii)

For the convenience of the parties, in recognition of the value of the PATENT RIGHTS, LICENSED PRODUCTS. and LICENSED PROCESES in identifying DISCOVERED PRODUCTS and LICENSED PRODUCTS, and in the time it talces to develop DISCOVERED PRODUCTS and LICENSED PRODUCTS, COMPANY agrees to pay milestones under this Section 4.1 on each

DISCOVERED PRODUCT and LICENSED PRODUCT identified and/or discovered during the TERM. The obligation to pay milestones on each DISCOVERED PRODUCT and LICENSED PRODUCT under this Section 4.1 shall survive termination of this agreement as specified in Section 13.S.

.

4.2

All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE.

4.3

Milestone payments shall be paid in UNITED STATES dollars in Cambridge, Massachusetts, or at such other place as M.l.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarter.

6.

Delete and replace Section 11 with the following:

11.1

This Agreement is personal to LICENSEE and no rights or obligations may be assigned by LICENSEE without prior written consent of M.l.T., except that LICENSEE may assign its rights and obligations under this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided. however, that this Agreement shall immediately terminate if the proposed assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.

11.2

Should this Agreement be rightfully assigned by LICENSEE to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates but for the lawful expiration or termination of this agreement, then all surviving Sections and rights stated therein pursuant to Section 13.5, specifically including any post-expiration or termination obligations incurred by LICENSEE under Section 3.8, shall be assigned as if the Agreement bad not expired. LICENSEE must notify M.l.T. ninety (90) days prior to an assignment of these rights.

11.3

Should the LICENSEE be acquired in connection with a merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this

Agreement relates after the termination or expiration of this Agreement, the acquirer will be responsible for all existing obligations and all surviving sections of this Agreement will be assigned to the acquirer. LICENSEE must notify M.I.T. ninety (90) days prior to a prospective acquisition.

7.

Section 13.5 shall be deleted and replaced with the following:

13.5

Upon tennination or expiration of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or expiration; and Sections 1, 3.9, 4, 8, 9, 10, 11, 12, 13.5, 13.6, and 15 shall survive any such termination or expiration.LICENSEE and any SUBLICENSEE thereof may, however, after the effective date of such termination or expiration, sell all LICNESED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such tennination and sell the same, provided that LICENSEE shall make the payments to M.l.T. as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

8.

The remaining terms and conditions of the PATENT LICENSE AGREEMENT remain intact.

The Effective Date of this Seventh Amendment is August 1, 2016.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY	MEDIFOCUS INC.
By: /s/Lesley Millar Nichlson	By: /s/Stuart Katz, MD
Name: Lesley Millar Nichlson	Name: Stuart Katz, MD
Title: Director, Technology Licensing Office	Title: VP Operation, Medifocus